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                                                                    EXHIBIT 11.1

                       GEOTEL COMMUNICATIONS CORPORATION

              STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS)
                PER COMMON SHARE AND COMMON AND EQUIVALENT SHARE

                                                                   YEAR ENDED DECEMBER 31,
                                                            -------------------------------------
                                                              1994          1995          1996
                                                            ---------    ----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Historical -- Primary (3):
     Weighted average issued common stock outstanding.....  1,874,300     2,304,134     3,466,160
     Cheap stock(1).......................................    850,595       850,595       821,847
     Weighted average common stock equivalents............         --            --     7,442,899
                                                            ---------    ----------    ----------
          Weighted average number of common and common
            equivalent shares outstanding.................  2,724,895     3,154,729    11,730,906
                                                            =========    ==========    ==========
Net income (loss).........................................    $(2,966)      $(3,862)         $754
Less: accretion of redeemable convertible preferred stock
  to redemption value.....................................        (35)          (77)          (97)
                                                            ---------    ----------    ----------
Net income (loss) available (attributable) to common
  shareholders............................................    $(3,001)      $(3,939)         $657
                                                            =========    ==========    ==========
Net income (loss) per common and common equivalent
  shares..................................................     $(1.10)       $(1.25)        $0.06
                                                            =========    ==========    ==========
Supplemental (2):
     Weighted average issued common stock and preferred
       stock outstanding..................................  6,626,131     9,514,870    10,909,059
     Cheap stock(1).......................................    850,595       850,595       821,847
                                                            ---------    ----------    ----------
          Pro Forma weighted average number of common and
            common equivalent shares outstanding..........  7,476,726    10,365,465    11,730,906
                                                            =========    ==========    ==========
Net income (loss).........................................    $(2,966)      $(3,862)         $754
                                                            =========    ==========    ==========
Pro Forma net income (loss) per common and common
  equivalent shares.......................................     $(0.40)       $(0.37)        $0.06
                                                            =========    ==========    ==========

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(1) In accordance with Securities and Exchange Commission Staff Accounting Bull
    issuances of common stock, common stock equivalents and Convertible Preferred Stock within one year prior to the initial filing of the registration statement, at share prices below the assumed initial public offering price of $12.00 are considered to have been made in anticipation of the contemplated public of which this registration statement was prepared. Accordingly, these stock issuance treated as if issued and outstanding, using the treasury stock method for option the inception of the Company.

(2) Supplementary net income (loss) per common share has been computed in the same manner as historical, except that all outstanding shares of Convertible Preferred Stock converted into Common Stock upon the closing of the IPO are treated as having been converted into Common Stock at the date of original issuance.

(3) Fully diluted net income (loss) per share is not presented as it is the same as the disclosed in historical net income (loss) per share for all periods presented.